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                                                                   Exhibit 99.05

                          Ambac Financial Group, Inc.
                            One State Street Plaza
                              New York, NY  10004
                                 212.668.0340

                                                                    News Release
                                                           For Immediate Release

                                          Investor/Media Contact: Brian S. Moore
                                                                  (212) 208-3333
                                                                bmoore@ambac.com
                                                         Website:  www.ambac.com



Ambac     AMBAC RELEASES ADDITONAL INFORMATION RELATED TO WORLD TRADE
                                CENTER TRAGEDY

           NEW YORK, September 18, 2001--Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today provided additional information regarding indirect exposure to the World Trade Center tragedy.

          First, Ambac reiterated that its net par exposure to the Port Authority of New York and New Jersey and other credits related to real estate located in the World Trade Center area, as detailed in a press release dated September 13, 2001, is approximately $357 million. Ambac does not expect any material claims resulting from this exposure.

          Second, Ambac has approximately $530 million in net par exposure in enhanced equipment trust certificate transactions for three U.S. airlines. These transactions financed, and are secured by, modern Boeing and Airbus aircraft. In these transactions, Ambac would pay a claim only if the airline defaults on its payment obligations or rejects the lease in bankruptcy, and the aircraft cannot be liquidated at a price sufficient to redeem the insured certificates. The structure of these transactions insulates Ambac from declines in aircraft valuations in excess of 40%. Additionally, each transaction has liquidity support from a highly-rated provider to cover 18 months of interest payments as needed. Ambac does not currently expect material losses on these obligations.

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Third, the tragedy has caused credit derivative spreads to widen significantly.
This spread widening will result in an unrealized mark-to-market loss on Ambac's credit derivative exposure. This exposure relates to structured collateralized debt obligations (CDO's) where other parties provide first loss protection. Although Ambac does not expect to pay any claims related to the insured obligations, accounting rules require mark-to-market charges based upon fair market values. This unrealized loss is expected to be between $6 million and $10 million or $0.04 to $0.06 per diluted share and will vary with any additional changes in credit spreads. Based on the unrealized nature of this line item, Ambac will exclude any impact from reported Operating and Core Earnings.

Lastly, we have provided additional information regarding exposure to transportation and airport issues on our Web site. Ambac does not currently expect any material exposure to losses with respect to airport credits.

In the event that any Ambac-insured transaction defaults in the payment of principal or interest, Ambac will make payments in accordance with the relevant policy.

Forward-Looking Statements
--------------------------

This release contains statements about our future results that may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac's principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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